EXHIBIT 99

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	November 5, 2003
Naperville, Ill. 60563 U.S.A.
MEDIA CONTACT:
Tel: +1.630.798.8800	George Stenitzer
Fax: +1.630.798.2000	+1.630.798.3800
www.tellabs.com	george.stenitzer@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Michael J. Birck announces plans to step down as CEO of Tellabs,
Tellabs board of directors initiates search for successor

Naperville, Ill. — Michael J. Birck, 65, who co-founded Tellabs in 1975 and has led the company as chairman and chief executive officer for 26 years, announced that he plans to step down as CEO by April 2004. He will continue in his role as chairman of the board.

The Tellabs board of directors has initiated a search for a chief executive officer, and will consider both internal and external candidates. Recruitment firm Spencer Stuart is assisting a special subcommittee of independent directors, led by director William F. Souders, in its search.

“We’ve put in place a strong management team, developed sound strategies for the future, and made tremendous progress along our path to profitable growth, so now is the right time for a new leader to begin the next chapter at Tellabs,” Birck said.

Under Birck’s leadership, Tellabs has grown from a 1975 start-up with six employees and $312,000 in revenues to a NASDAQ 100 company with 2002 revenues of $1.3 billion. Since the company’s founding, he has served continuously as chairman of Tellabs and as CEO for all but 22 months. Among his many honors, Birck won the Electronic Industries Alliance’s 2003 Medal of Honor and the 2001 Ernst Weber Engineering Leadership Recognition Award from the IEEE (Institute of Electrical and Electronics Engineers). Birck also serves as a director of Molex Incorporated and Illinois Tool Works Inc., and on several nonprofit boards. [Editor’s note: for Birck’s biography, go to tellabs.com/news/execs.shtml.]

Tellabs (NASDAQ: TLAB) provides innovative data switching and bandwidth management solutions to help carriers around the world move communications traffic efficiently, effectively and profitably. The world communicates through Tellabs™; more than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Tellabs customers include many of the world’s largest and strongest carriers. Tellabs experts design, develop, deploy and support our solutions throughout telecommunications networks in more than 100 countries worldwide.

Tellabs®, ® and The World Communicates Through Tellabs™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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